1. Name and Address of Reporting Person
   Kerley, Greg D.
   1083 Sain Street
   Fayetteville, AR 72703
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwestern Energy Company (SWN)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2000 R1
5. If Amendment, Date of Original (Month/Day/Year)
   02/02/2001
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                       09/13/2000 A             24          A      $0.0000                     D
                                                                               <F1>
Common Stock                       12/14/2000 A             7500        A      $0.0000    27450            D
                                                                               <F2>

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $6                                                   12/16/2009 Common                      68250    D
(Right to buy)                                                                 Stock
Stock Options  $7.3125                                              09/11/2008 Common                      20000    D
(Right to buy)                                                                 Stock
Stock Options  $7.4375  12/14/2000 A         99999       12/14/2001 12/14/2010 Common  99999    $0.0000             D
(Right to buy)                                           <F3>                  Stock            <F2>
Stock Options  $7.4375  12/14/2000 A         1           12/14/2001 12/14/2010 Common  1        $0.0000    100000   D
(Right to buy)                                           <F3>                  Stock            <F2>
Stock Options  $10.5625                                             12/17/2001 Common                      3600     D
(Right to buy)                                                                 Stock
Stock Options  $12.5                                                12/17/2007 Common                      11100    D
(Right to buy)                                                                 Stock
Stock Options  $12.8125                                             12/16/2002 Common                      3000     D
(Right to buy)                                                                 Stock
Stock Options  $13.375                                              12/08/2005 Common                      3750     D
(Right to buy)                                                                 Stock
Stock Options  $14.125                                              02/27/2007 Common                      200      D
(Right to buy)                                                                 Stock
Stock Options  $14.625                                              12/14/2004 Common                      50000    D
(Right to buy)                                                                 Stock
Stock Options  $14.75                                               12/11/2006 Common                      4500     D
(Right to buy)                                                                 Stock
Stock Options  $17.125                                              12/14/2003 Common                      3247     D
(Right to buy)                                                                 Stock

Explanation of Responses:

<F1>
Employee service award granted for 10 years of service with the Company.
<F2>
Granted in consideration of services as an officer.
<F3>
Option becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date specified in Column 3 or immediately upon a change in control.

SIGNATURE OF REPORTING PERSON
/s/ Greg D. Kerley

DATE
06/01/2001